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                                               EXHIBIT 23.1



September 13, 1994



Forstmann & Company, Inc.
1185 Avenue of the Americas
New York, NY 10036

Dear Sirs:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Forstmann & Company, Inc. for the periods ended July 31, 1994 and August 1, 1993, as indicated in our report dated August 26, 1994 (September 12, 1994 as to Notes 5 and 6); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended July 31, 1994, is incorporated by reference in Registration Statement No. 33-55770 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Yours truly



/s/ Deloitte & Touche